 Red Mountain POS AM

Exhibit 5.1

February 21, 2014

Red Mountain Resources, Inc.

2515 McKinney Avenue, Suite 900

Dallas, Texas 75201

Re:	Red Mountain Resources, Inc. Post-Effective Amendment No. 1 to the Registration Statement on Form S-3
(File No. 333-188361)

Ladies and Gentlemen:

We have acted as counsel to Red Mountain Resources, Inc., a Texas corporation (the “Company”), the successor to Red Mountain Resources, Inc., a Florida corporation (the “Predecessor Registrant”), in connection with the filing of Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-188361) (as amended, the “Registration Statement”), with respect to the Company’s adoption of the Registration Statement as the successor issuer to the Predecessor Registrant pursuant to Rule 414 of the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offer and sale by certain selling stockholders of the Company (the “Selling Stockholders”) named in the Registration Statement of up to 1,518,880 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (“Common Stock”), consisting of (i) 1,258,997 issued and outstanding shares of Common Stock (the “Issued Shares”), and (ii) 259,883 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of issued and outstanding warrants to purchase Common Stock (the “Warrants”). The Shares may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein and supplements to the prospectus pursuant to Rule 415 under the Act. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Red Mountain Resources, Inc.

February 21, 2014

In rendering this opinion, we have relied on the opinion of Carlton Fields, P.A., dated May 3, 2013, which was filed as Exhibit 5.1 to the Registration Statement, addressing the issuance and sale of the Shares by the Predecessor Registrant.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that (i) the Issued Shares are duly authorized, validly issued, fully paid and non-assessable, and (ii) when the Warrant Shares have been duly issued and delivered, with certificates representing such Warrant Shares having been duly executed, countersigned, registered and delivered or, if uncertificated, valid book-entry notations for the issuance thereof in uncertificated form having been duly made in the share register of the Company, in accordance with the terms of the applicable warrant agreement therefor, against payment (or delivery) of the consideration therefor provided for therein, such Warrant Shares, will have been duly authorized and validly issued and will be fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.    We express no opinion as to the laws of any jurisdiction other than the laws of the State of Texas.

B.     The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); and (iii) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution.

C.     This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

Red Mountain Resources, Inc.

February 21, 2014

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.